Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 25, 2025, with respect to the financial statements of Monroe Capital Enhanced Corporate Lending Fund as of July 7, 2025, which are contained in the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Experts” and “Financial Statements.”

/s/ Grant Thornton LLP

Chicago, Illinois

December 2, 2025